(PORTIONS OF BYLAWS OF PUTNAM CALIFORNIA TAX EXEMPT INCOME
FUND
            AND PUTNAM CALIFORNIA TAX EXEMPT MONEY MARKET FUND
                      RELATING TO SHAREHOLDER RIGHTS)

                                 ARTICLE 9
                 ISSUANCE OF SHARES AND SHARE CERTIFICATES

     9.1 SALE OF SHARES. Except as otherwise determined by the Trustees, the Trust will issue and sell for cash or securities from time to time, full and fractional shares of its shares of beneficial interest, such shares to be issued and sold at a price of not less than the par value per share, if any, and not less than the net asset value per share as from time to time determined in accordance with the Declaration of Trust and these Bylaws and, in the case of fractional shares, at a proportionate reduction in such price. In the case of shares sold for securities, such securities shall be valued in accordance with the provisions for determining the value of the assets of the Trust as stated in the Declaration of Trust and these Bylaws.
The officers of the Trust are severally authorized to take all such actions as may be necessary or desirable to carry out this
Section 9.1.

     9.2 SHARE CERTIFICATES. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

     The Trustees may at any time authorize the issuance of share certificates. In that event, each shareholder shall be entitled to a certificate stating the number of shares of each class owned by him, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer. Such signatures may be facsimile if the certificate is signed by a transfer agent or by a registrar. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he were such officer at the time of its issue.

     9.3 LOSS OF CERTIFICATES. The transfer agent of the Trust, with the approval of any two officers of the Trust, is authorized to issue and countersign replacement certificates for the shares of the Trust which have been lost, stolen or destroyed upon (i) receipt of an affidavit or affidavits of loss or non-receipt and of an indemnity agreement executed by the registered holder or his legal representative and supported by an open penalty surety bond, said agreement and said bond in all cases to be in form and content satisfactory to and approved by the President or the Treasurer, or (ii) receipt of such other documents as may be approved by the Trustees.

     9.4 ISSUANCE OF NEW CERTIFICATE TO PLEDGEE. A pledgee of shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a shareholder and entitled to vote thereon.

     9.5 DISCONTINUANCE OF ISSUANCE OF CERTIFICATES. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

                                ARTICLE 10
        PROVISIONS RELATING TO THE CONDUCT OF THE TRUST'S
BUSINESS

     10.4 REPORTS TO SHAREHOLDERS. The Trust shall send to each shareholder of record at least semi-annually a statement of the condition of the Trust and of the results of its operations, containing all information required by applicable laws or regulations.

                                ARTICLE 11
                               SHAREHOLDERS

     11.1 MEETINGS. A meeting of the shareholders shall be called by the Clerk whenever ordered by the Trustees, the Chairman of the Trustees or requested in writing by the holder or holders of at least one-tenth of the outstanding shares entitled to vote at such meeting. If the Clerk, when so ordered or requested, refuses or neglects for more than two days to call such meeting, the Trustees, Chairman of the Trustees or the shareholders so requesting may, in the name of the Clerk, call the meeting by giving notice thereof in the manner required when notice is given by the Clerk.

     11.2 ACCESS TO SHAREHOLDER LIST. Shareholders of record may apply to the Trustees for assistance in communicating with other shareholders for the purpose of calling a meeting in order to vote upon the question of removal of a Trustee. When ten or more shareholders of record who have been such for at least six months preceding the date of application and who hold in the aggregate shares having a net asset value of at least $25,000 so apply, the Trustees shall within five business days either:

          (i) afford to such applicants access to a list of names and addresses of all shareholders as recorded on the books of the Trust; or

          (ii) inform such applicants of the approximate number of shareholders of record and the approximate cost of mailing material to them, and, within a reasonable time thereafter, mail, at the applicants' expense, materials submitted by the applicants, to all such shareholders of record. The Trustees shall not be obligated to mail materials which they believe to be misleading or in violation of applicable law.

     11.3 RECORD DATES. For the purpose of determining the shareholders of any class or series of shares of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or more than 60 days before the date of payment of any dividend or of any other distribution, as the record date for determining the shareholders of such class or series having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

     11.4 PROXIES. The placing of a shareholder's name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.

                                ARTICLE 13
                         AMENDMENTS TO THE BYLAWS

     13.1 GENERAL. These Bylaws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.